Exhibit 4.2

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) made as of August 27, 2007 by and between Far East Energy Corporation, a Nevada corporation, with offices at 363 North Sam Houston Parkway East, Suite 380, Houston, Texas 77060 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 7 Battery Place, New York, NY 10004 (“Warrant Agent”).

WHEREAS, the Company has engaged in a public offering of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and warrants (“Warrants”) to International Finance Corporation, each such Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $2.61, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3, No. 333-136032 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Securities Act”) of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Stock”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement:

1.1 “Additional Shares” shall mean all shares of Common Stock issued or sold by the Company or deemed to be issued or sold pursuant to Section 5.5 (including shares of Common Stock subsequently reacquired or retired by the Company), other than any Excluded Issuance.

1.2 “Closing Price” shall mean, with respect to each share of Common Stock for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted for trading or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case as quoted on the NASDAQ National Market System or the NASDAQ Small Cap Market or (c) if the Common Stock is not listed or admitted for trading on any national securities exchange or quoted on the NASDAQ National Market System or the NASDAQ Small Cap Market, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

1.3 “Convertible Securities” means stock or other securities convertible into shares of Common Stock.

1.4 “Current Market Price Per Share” means the average of the daily Closing Prices for the fie (5) consecutive Trading Days preceding the date in question.

1.5 “Effective Price” of Additional Shares shall mean the quotient determined by dividing the total number of Additional Shares issued or sold (or deemed to have been issued or sold under Section 5.5 by the Company, into the aggregate consideration received (or deemed to have been received under Section 5.5) by the Company for such Additional Shares.

1.6 “Excluded Issuance” shall mean:

(a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued and the Common Stock issued pursuant to such options, warrants or other rights after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; provided that such shares, options, warrants or other Common Stock purchase rights shall not be Excluded Issuances in any case where the grantee acquires the shares, or options, warrants or other rights to purchase Common Stock at a price per share less than the Closing Price on the date of grant;

(b) shares of Common Stock issued pursuant to the exercise of rights, options, warrants or convertible securities outstanding as of the date hereof;

(c) shares of Common Stock issued or issuable (i) in a public offering under the Securities Act, (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or (iii) in connection with any other offering involving a capital raising transaction (other than as described in clause (i) in above) at a price no less than 5% below the Current Market Price Per Share;

(d) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of the Company, however, excluding shares issued or issuable in connection with a transaction between the Company and an affiliate;

(e) shares of Common Stock issued pursuant to a Company plan for reinvestment of dividends or interest; and

(f) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are deemed included in the definition of Excluded Issuance by the affirmative vote or written consent of the Required Holders.

1.7 “Qualifying Dilutive Issuance” means an issuance or sale, or a deemed issuance or sale, of Additional Shares (other than an Excluded Issuance or an issuance or sale under Sections 5.1 through 5.4 hereof), for an Effective Price less than the Current Market Price Per Share on the date of such issuance or sale.

1.8 “Required Holders” means the holders of the Warrants representing at least a majority of shares of Common Stock underlying the Warrants then outstanding.

1.9 “Trading Day” means, with respect to any security, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the principal exchange or market in which such security is traded are required or authorized by law to be closed and, if no such exchange or market exists, any day on which banks in New York, New York are not required or authorized by law to be closed.

2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

3. Warrants.

3.1 Form of Warrant. The Warrants shall (a) be issued in registered form only, (b) be in the form of Exhibit A hereto (the “Warrant Certificate”), the provisions of which are incorporated herein, (c) be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company and (d) shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

3.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

3.3 Registration.

(a) Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall countersign and register the Warrants in the names of the holder or holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(b) Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

4. Terms and Exercise of Warrants.

4.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $2.61 per share, subject to the adjustments provided in Section 5 hereof and the last sentence of this Section 4.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined in Section 4.2) for a period of not less than ten (10) days.

4.2 Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of issuance, and terminating at 5:00 p.m., New York City time on the earlier to occur of (a) August 27, 2012 or (b) the date fixed for redemption of the Warrant as provided in Section 7 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 7) in accordance with the terms of Section 7, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holder or holders of the Warrants of such extension of not less than 10 days.

4.3 Exercise of Warrants.

(a) Payment. Subject to the provisions of the Warrant and this Agreement, each Warrant, when countersigned by the Warrant Agent, may be exercised on any Trading Day during the Exercise Period by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York by delivering the following: (i) the subscription form, as set forth in the Warrant, duly executed, and (ii) payment in full in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, and (iii) the original Warrant Certificate; provided, however, that the Warrant shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time the holder seeks to exercise the Warrant, a prospectus relating to the Warrant Stock is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the United States and the state of residence of the holder of the Warrant.

(b) Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price and the delivery to the Warrant Agent of the original Warrant Certificate, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Subject to Section 9.3 and notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock is effective and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder reside. In no event will the Company be required to net cash settle the warrant exercise. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. Except as otherwise provided in the Warrant, each certificate for Warrant Stock initially issued upon the exercise of a Warrant pursuant to an exemption from qualification or registration under any applicable securities laws, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall (if required by law or issued pursuant to any exemption from registration) be stamped or otherwise imprinted with a legend in form and substance satisfactory to the Company.

(c) Valid Issuance. All Warrant Stock issued upon the proper exercise of the Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

(d) Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is not a Trading Day, such person shall be deemed to have become a holder of such shares at the close of business on the next succeeding Trading Day.

5. Adjustments and Anti-Dilution Provisions.

5.1 Common Stock Distributions, etc. In case the Company shall (a) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) split or otherwise subdivide its outstanding Common Stock into a greater number of shares or (c) combine its outstanding Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior thereto shall be adjusted so that the price shall equal the price determined by multiplying the Warrant Price in effect immediately prior to such event by a fraction, of which (i) the numerator shall be the number of shares of Common Stock outstanding immediately prior to such event and (ii) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5.1 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

5.2 Rights, Options or Warrants Issuances. In case the Company shall issue rights, options or warrants to all or substantially all holders of its Common Stock entitling them (for a period commencing no earlier than the record date described below and expiring not more than 60 days after such record date) to subscribe for or purchase shares of Common Stock (or Convertible Securities) at a price per share (or having an initial conversion price per share) less than the Current Market Price Per Share on the record date for the determination of stockholders entitled to receive such rights or warrants, the Warrant Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction, of which (a) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate initial conversion price of the Convertible Securities so offered, which shall be determined by multiplying the number of shares of Common Stock issuable upon exercise of such Convertible Securities by the initial conversion price per share of Common Stock pursuant to the terms of such Convertible Securities) would purchase at the Current Market Price Per Share on such record date, and (b) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the Convertible Securities so offered are convertible); provided, however, that no adjustment shall be made if the Company issues or distributes to the holder the rights, options or warrants which the holder would have been entitled to receive had this Warrant been exercised prior to the record date. Any such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the applicable record date therefor unless such rights, options or warrants are not immediately exercisable, in which case, any such adjustments shall be made at the time such rights, options or warrants become exercisable.

5.3 Distributions Other Than Common Stock. If the Company after the date hereof shall distribute to all or substantially all holders of any class of Common Stock evidences of its indebtedness, cash or other assets, shares of capital stock of any class or any other securities or rights, options or warrants to subscribe therefor (excluding (a) shares of Common Stock, rights, options or warrants referred to in Section 5.1 and (b) the distribution of rights to all holders of Common Stock pursuant to the adoption of a stockholders’ rights plan or the detachment of such rights under the terms of such stockholders’ rights plan), then in each such case the Warrant Price shall be determined by multiplying the Warrant Price in effect immediately before the record date of such distribution by a fraction (i) the numerator of which shall be such closing bid price per share of Common Stock on the last Trading Day of the Common Stock immediately prior to such record date, less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the assets or evidences of indebtedness so distributed or of such shares of capital stock, subscription rights or warrants applicable to one share of the Common Stock and (ii) the denominator of which shall be the closing bid price per share of Common Stock per share of the Common Stock on the last Trading Day of the Common Stock immediately prior to such record date; provided, however, that no adjustment need be made for any transaction referred to in this Section 5.3 if the registered holders of the Warrants are entitled to participate in the transaction on the same basis as holders of Common Stock participate in the transaction.

5.4 Effect of Reclassification, Consolidation, Merger or Sale on Exercise Privilege. If any of the following shall occur, namely: (a) any reclassification or change of shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in this Section 5); (b) any consolidation or merger or combination to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale, conveyance, transfer or lease of all or substantially all of the property or assets of the Company, directly or indirectly, to any person (any such event being called a “Capital Reorganization”), upon the effective date of such Capital Reorganization, the holder shall have the right to receive, upon exercise of the Warrant, the kind and amount of shares of stock and/or other securities and/or property (including cash) which the holder would have owned or have been entitled to receive in connection with such Capital Reorganization if the Warrant had been exercised immediately prior to such Capital Reorganization, assuming the holder (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or conveyance was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Capital Reorganization. The provisions of this Section 5.4 shall similarly apply to successive Capital Reorganizations. The Company shall not consummate any transaction that effects or permits any such event or occurrence unless each person whose shares of stock, securities or assets will be issued, delivered or paid to the stockholders, prior to or simultaneously with the consummation of the transaction, expressly assumes, or in the case of the Company, acknowledges, by a subsequent Warrant or other document in a form substantially similar hereto, executed and delivered to the holder hereof, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions of this Section 5.4, such holder is entitled to purchase, and all other obligations and liabilities under the Warrant, including obligations and liabilities in respect of subsequent adjustments that are required under the Warrant.

5.5 Sale of Shares Below Current Market Price Per Share.

(a) Qualifying Dilutive Issuance. If at any time or from time to time after the date hereof, the Company makes a Qualifying Dilutive Issuance, then, and in each such case, the then-effective Warrant Price shall be reduced, effective as of the opening of business on the date of such issuance or sale (or, if earlier, the date on which a binding agreement providing for such issuance or sale was entered into), to a price determined by multiplying the Warrant Price in effect immediately prior to such issuance or sale by a fraction, of which:

(i) the numerator shall be (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale), plus (B) the number of shares of the class of Common Stock that the aggregate consideration received by the Company for such issuance or sale (or deemed issuance or sale) would purchase at the Current Market Price Per Share, and

(ii) the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the total number of Additional Shares so issued or sold.

(b) Convertible Securities, Rights, Options or Warrants. For the purpose of the adjustment required under this Section 5.5, if the Company issues or sells Convertible Securities or rights, options or warrants to purchase shares of Common Stock or Convertible Securities and if the Effective Price of such shares of Common Stock is less than the Current Market Price Per Share on the date of such issuance or sale, then, in each case, the Company shall be deemed to have issued at the time of the issuance of such rights, options or warrants or Convertible Securities the maximum number of Additional Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance or sale of such rights, options or warrants or Convertible Securities plus the minimum amounts of consideration, if any, payable to the Company upon the exercise or conversion of such rights, options or warrants or Convertible Securities (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided, however, that (i) subject to clause (c) below, if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and (ii) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options, warrants or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options, warrants or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options, warrants or Convertible Securities.

No further adjustment of the Warrant Price, as adjusted upon the issuance of such rights, options, warrants or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares upon the exercise of any such rights, options or warrants or the conversion of any such Convertible Securities. If any such rights, options or warrants or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Warrant Price as adjusted upon the issuance of such rights, options, or warrants or

Convertible Securities shall be readjusted to the Warrant Price which would have been in effect had an adjustment been made on the basis of only the Additional Shares, if any, actually issued or sold on the exercise or conversion of such rights, options, warrants or Convertible Securities, and on the basis that such Additional Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise or conversion (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities), plus the consideration, if any, actually received by the Company for the issue or sale of all such rights, options, warrants and Convertible Securities, whether or not exercised, provided that such readjustment shall not apply to prior exercises of this Warrant.

(c) Subsequent Dilutive Issuances. In the event that the Company issues or sells (or is deemed to have issued or sold) Additional Shares in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Warrant Price shall be reduced to the Warrant Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

5.6 Notice of Adjustment. Whenever the Warrant Price, exercise privilege or number of Warrant Stock shall be adjusted pursuant to the terms of any of Section 5.1 through 5.5 hereof, the Company shall promptly mail to the holder a notice of the adjustment and an officer’s certificate briefly stating the facts requiring the adjustment and the manner of computing it. Unless and until the holder shall receive an officer’s certificate setting forth an adjustment of the Warrant Price or the number of Warrant Stock, the holder may assume without inquiry that the Warrant Price and the number of Warrant Stock have not been adjusted and that the last Warrant Price and number of Warrant Stock of which it has knowledge remain in effect.

5.7 Notice of Certain Transactions. In the event that: (a) the Company consolidates or merges with or into, or transfers substantially all of its assets to, another corporation or another corporation merges into the Company and, in each case, stockholders of the Company must approve the transaction, or (b) there is a dissolution or liquidation of the Company, then the Company shall mail to the holder a notice in accordance with Section 10.2 stating the proposed record or effective date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 5.7.

5.8 Deferral of Issuance. In any case in which this Section 5 shall require that an adjustment be made following a record date established for purposes of this Section 5, the Company may elect to defer (but only until five (5) Trading Days following the filing by the Company with the holder of the certificate described in Section 5.6) issuing to the holder of any Warrant exercised after such record date the shares of Common Stock and other capital stock of the Company issuable upon such exercise over and above the shares of Common Stock and other capital stock of the Company issuable upon such exercise only on the basis of the Warrant Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agent to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Warrant Price is required to be made as of the record date therefor is not thereafter made or paid by the Company for any reason, the Warrant Price shall be readjusted to the Warrant Price which would then be in effect if such record date had not been fixed or such effective date had not occurred.

5.9 Company Determination Final. Any determination that the Company or the Board of Directors must make pursuant to this Agreement is conclusive absent manifest error.

5.10 No Adjustment. No adjustment in the Warrant Price shall be required under Sections 5.1. through 5.5 until the adjustment would require an increase or decrease of at least one percent (1%) in the Warrant Price as last adjusted. Any adjustments which by reason of this Section 5.10 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.10 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

5.11 Adjustment for Tax Purposes. The Company shall be entitled to make such reductions in the Warrant Price, in addition to those required by this Section 5, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

5.12 Adjustment of Number of Shares Purchasable. Upon any adjustment of the Warrant Price as provided in Section 5, the number of shares subject to the Warrant shall be adjusted so that the holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of Warrant Stock purchasable hereunder (whether or not the Exercise Period has commenced) immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment

5.13 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

5.14 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 5, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed

5.15 No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (b) will at all times reserve and keep available the maximum number of its authorized shares of Common stock, free from all preemptive rights therein, which will be sufficient to permit the full exercise of the Warrant, and (c) will take all such action as may be reasonably necessary or appropriate in order that all Common Stock issued upon exercise of a Warrant will be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens, and charges.

6. Transfer and Exchange of Warrants.

6.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

6.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

6.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

6.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

6.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 6, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

7. Redemption.

7.1 Redemption. The Company shall have the right to require the holder to either (a) exercise all or any portion of the Warrant outstanding and unexercised or (b) relinquish all or any portion of the Warrant outstanding and unexercised upon forty-five (45) days’ written notice in the event that the Trading Price of the Company’s Common Stock has equaled or exceeded $3.92 per share (the “Trigger Price”) for fifteen (15) or more consecutive Trading Days. On each occasion that the Company elects to exercise its rights of redemption under this Section 7.1, the Company must mail such written notice within ten (10) days following the satisfaction of all of the foregoing conditions. If the Warrant or any portion thereof is redeemed in accordance with this Section 7.1, the Holder shall have the right to exercise the Warrant in respect of the shares of Warrant Stock subject to redemption until the close of business on the date next preceding the date fixed for redemption. On or after the date fixed for redemption, the Holder shall have no rights with respect to the Warrant to the extent redeemed, except the right to receive $0.01 per share (the “Redemption Price”) of outstanding and unexercised and issuable upon exercise of the Warrant upon surrender of the Warrant. The Trigger Price shall be subject to adjustment, as the Board of Directors determines to be fair and appropriate, for any combination, subdivision, split, reclassification, stock dividend, or any similar change affecting the Common Stock. “Trading Price” means (a) if the Common Stock is actively traded on any national securities exchange or any NASDAQ quotation or market system, then the highest price at which sales of a share of Common Stock shall have been sold during such Trading Day and (b) if the shares of Common Stock are not actively traded on any such exchange or system, then the highest sale price of a share of Common Stock during such Trading Day.

7.2 Exercise After Notice of Redemption. The Warrants may be exercised for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 7.1 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

8. Other Provisions Relating to Rights of Holders of Warrants.

8.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

8.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may upon receipt from the holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Warrant and an indemnity reasonably satisfactory to it and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to the Holder; provided, however, in the case of mutilation, no indemnity shall be required if the Warrant in identifiable form is surrendered to the Company for cancellation.

8.3 Registration of Common Stock. Until the expiration of the Warrants in accordance with the provisions of this Agreement, the Company agrees to use its reasonable best efforts to maintain the effectiveness of the Registration Statement or file with the Securities and Exchange Commission a new registration statement, for the registration, under the Securities Act, of, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Warrant Stock. The Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise the Warrants, a prospectus relating to Warrant Stock is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.

9. Concerning the Warrant Agent and Other Matters.

9.1 Payment of Taxes. The issuance of a certificate or certificates for shares of Common Stock upon exercise of the Warrant shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the Warrant holder, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

9.2 Resignation, Consolidation, or Merger of Warrant Agent.

(a) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation authorized to exercise banking or corporate trust powers and shall be subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; provided that, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(b) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent, the transfer agent for the Common Stock and International Finance Corporation not later than the effective date of any such appointment.

(c) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

9.3 Fees and Expenses of Warrant Agent.

(a) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

(b) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

9.4 Liability of Warrant Agent.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b) Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant

Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s, the Warrant Agent’s representative’s, employees’ or agent’s gross negligence, willful misconduct, or bad faith.

(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in the Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 5 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

9.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

10. Miscellaneous Provisions.

10.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

10.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows

Far East Energy Corporation.
363 N. Sam Houston Parkway East, Suite 380
Houston, Texas 77061
Attn: Chief Executive Officer

with a copy in each case to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Facsimile: 214-978-3099
Attn: Amar Budarapu

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
7 Battery Place
New York, NY 10004
Facsimile: (212) 616-7616
Attn: Michael Mullings

with a copy in each case to:

International Finance Corporation.
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Fax: (202) 974-4768
Attn: Director, Oil Gas, Mining and Chemicals Department

10.3 Applicable Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions that would cause the application of any other law (other than Section 5-1401 of the New York General Obligations Law).

10.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

10.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

10.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

10.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. In furtherance of the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 4.1 and 4.2, respectively, without the consent of the registered holders.

10.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

FAR EAST ENERGY CORPORATION

By:	/s/ Bruce N. Huff
Name:	Bruce N. Huff
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Michael G. Mullings
Name:	Michael G. Mullings
Title:	Vice President, Compliance